Exhibit 99.1

U.S. Shipping Partners L.P. Reports First Quarter 2006 Financial Results

EDISON, N.J., May 4 /PRNewswire-FirstCall/ -- U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for its first quarter ended March 31, 2006. The Partnership also announced that the Board of Directors of its general partner declared a distribution of $0.45 per unit in respect of the first quarter, or $1.80 per unit annualized. The distribution will be payable on May 15, 2006 to unitholders of record on May 10, 2006.

For the three months ended March 31, 2006, the Partnership reported net income of $4.2 million, a decrease of $2.4 million, or 37%, compared to $6.6 million for the three months ended March 31, 2005. The decrease is attributable to a decrease in operating income of $1.9 million primarily related to amortization of the recently completed scheduled drydockings of two vessels, the New York and Jacksonville, which are amortized over a five year period, as well as reduced revenue due to refinery outages related to hurricanes Katrina and Rita. Net income per unit, basic and diluted, was $0.30 for the three months ended March 31, 2006, as compared to $0.47 per unit for the three months ended March 31, 2005.

EBITDA was $13.3 million for the three months ended March 31, 2006, a decrease of $0.4 million, or 3%, from EBITDA of $13.7 million for the three months ended March 31, 2005. The three months ended March 31, 2006 reflected increased general and administrative expenses of $0.5 million, including increased professional fees and additional expenses necessary to accommodate the growth of our business, including the addition of two vessels, the Houston and the Sea Venture. The Sea Venture is expected to be placed in service late May 2006. EBITDA is a non-GAAP measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

Our distributable cash flow for the first quarter 2006 was $7.6 million, or approximately 1.20 times the amount needed to cover the cash distribution of $6.3 million declared in respect of the period. Distributable cash flow is a non-GAAP financial measure explained in greater detail below under “Use of Non-GAAP Financial Information”.

In November 2005, we amended our contract with Southern New England Shipyard Company (“SENESCO”) to build a 19,999 dwt articulated tug barge (“ATB”) bringing the total cost of completion of the ATB to $53.4 million, with a scheduled delivery date of December 2006. SENESCO has indicated that it is still experiencing cost overruns and further delays in completing the ATB. We now expect the ATB to be delivered during the first quarter of 2007 at an additional cost of approximately $26 million-$28 million. SENESCO has posted letters of credit totaling $18 million, which will be available to fund a portion of such cost overruns on the ATB. We are presently involved in negotiations with SENESCO and its principal shareholder to cover cost overruns, to identify means to accelerate construction and to avoid further delays, which could include our taking over management and completion of the construction. If negotiations are not successful, we intend to vigorously pursue all remedies available to us. We cannot assure unitholders at this time that our negotiations with SENESCO will be successful or that the ATB will be completed on the revised schedule and at the revised cost, or at all.

Paul Gridley, Chairman and CEO, stated, “Although the construction of our SENESCO ATB is behind schedule, we are employing best efforts to resolve this situation as quickly as possible to achieve scheduled delivery of the vessel. In addition, with the announcement of our newbuild program and recent additions to our fleet, we are positioning the Partnership to capitalize on favorable supply and demand conditions caused by increasing demand for refined petroleum products as well as reduced ship capacity caused by the Oil Pollution Act of 1990. The temporary effects of last year’s hurricanes on reduced refinery capacity are largely behind us. Current and future market conditions are strong, which we expect will result in significant future opportunities for the Partnership”.

The Partnership also announced that Gerald Luterman, Executive Vice President and Chief Financial Officer of KeySpan Corporation, has been elected to the Board of Directors of its general partner as an independent director. Keyspan Corporation is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. Mr. Luterman has a Master’s in Business Administration from Harvard Business School where he was a Baker Scholar. He is a graduate of McGill University in Montreal and earned a Bachelor of Commerce Degree with honors in economics.

Earnings Conference Call

We have scheduled a conference call for Friday, May 5, 2006 at 9:30 am Eastern time, to review our first quarter results. Dial-in information for this call is 1-800-706-7748 (Domestic) and 1-617-614-3473 (International). The participant passcode is 76345376. The conference call can also be accessed by webcast, which will be available at www.usslp.com.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles. However, we also present certain non-GAAP financial measures, such as EBITDA and distributable cash flow, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users (including our lenders) of our financial statements to assess (a) the financial performance of our assets, and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements. The calculation of EBITDA is detailed in the table below. Distributable cash flow is another non-GAAP financial measure we use in our business to indicate our ability to generate cash and pay distributions to partners. The calculation of distributable cash flow is detailed in the table below. Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow, as presented herein, may not be comparable to similarly titled measures of other companies.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.
Consolidated Statements of Operations
(in thousands, except for per unit data)

	For the Three Months Ended March 31,

	2006	2005

Voyage revenue	$37,049	$33,056
Vessel operating expenses	13,600	10,940
% of voyage revenue	36.7%	33.1%
Voyage expenses	7,335	6,078
% of voyage revenue	19.8%	18.4%
General and administrative expenses	2,826	2,357
% of voyage revenue	7.6%	7.1%
Depreciation and amortization	7,658	6,183

Total operating expenses	31,419	25,558

Operating income	5,630	7,498
% of voyage revenue	15.2%	22.7%
Interest expense	1,557	1,375
Other income	(124)	(201)

Income before provision for income taxes	4,197	6,324
Benefit for income taxes	(3)	(325)

Net income	$4,200	$6,649

General partner’s interest in net income	$84	133
Limited partners’ interest in:
Net income	$4,116	$6,516
Net income per unit - basic and diluted	$0.30	$0.47
Weighted average units outstanding - basic and diluted	13,800	13,800

Supplemental Operating Statistics

	For the Three Months Ended March 31,

	2006	2005

Total fleet
Vessel days	810	720
Days worked	790	717
Drydocking days	—	—
Net utilization (1)	97.6%	99.5%
Average time charter equivalent rate (2)	$37,599	$37,650

(1)	Net utilization is equal to the total number of days worked by our vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that period.
(2)

Average time charter equivalent rate is equal to net voyage revenue  earned by our vessels during a defined period, divided by the total number of actual days worked by those vessels during that period.  Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.

U.S. Shipping Partners L.P.
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	For the Three Months Ended March 31,

	2006	2005

Net income	$4,200	$6,649
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	7,658	6,183
Interest expense, net	1,433	1,174
Benefit for income taxes	(3)	(325)

EBITDA	$13,288	$13,681

Distributable Cash Flow (1)

		For the Three Months Ended March 31, 2006

	Net income	$4,200
	Adjustments to reconcile net income to distributable cash flow:
Add:	Depreciation and amortization (2)	7,866
	Receipts from Hess under support agreement	904
	Benefit for income taxes	(3)
Less:	Estimated maintenance capital expenditures (3)	4,900
	Income taxes paid	457

	Distributable cash flow	$7,610

	Cash distribution in respect of the period	$6,337
	Distribution coverage	1.20

(1)

Distributable Cash Flow provides additional information for evaluating  our ability to distribute the minimum quarterly distributions for four quarters on the outstanding common and subordinated units and the 2% general partner interest.

(2)	Includes amortization of deferred financing fees, which is included in interest expense in the Consolidated Statements of Operations.
(3)

Our partnership agreement requires us to subtract an estimate of the average annual maintenance capital expenditures necessary to maintain the operating capacity of our capital assets over the long term as opposed to the actual amounts spent.

SOURCE U.S. Shipping Partners L.P.

CONTACT:
Albert E. Bergeron,
Chief Financial Officer, U.S. Shipping Partners L.P.,
+1-732-635-1500